Exhibit 10.1
EMPLOYMENT AGREEMENT
DR. MICHAEL DAMASK
EMPLOYEE NON-DISCLOSURE, NON-SOLICITATION AND
ASSIGNMENT OF INTELLECTUAL PROPERTY AGREEMENT
     In consideration and as a condition of my employment or continued employment by EpiCept Corporation, a Delaware corporation (the “Company”), and of the compensation to be paid to me, and in recognition of the fact that as an employee of the Company I will or may have access to confidential information as of July 17, 2006, I agree with the Company as follows:
1. Performance; Prior Obligations.
          (a) I agree to perform my assigned duties diligently, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to my conduct and my access to and use of the Company’s property, equipment and facilities. Among such rules, procedures and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public-at-large, security provisions designed to protect Company property and the personal security of Company employees, rules respecting attendance, punctuality, and hours of work, and rules and procedures designed to protect the confidentiality of proprietary information. The Company agrees to make reasonable efforts to inform me of such rules, standards and procedures as are in effect from time to time.
          (b) I hereby represent, warrant and agree (i) that I have the full right to enter into this Agreement and perform the services required of me hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, I will not violate the terms or conditions of any agreement between me and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any person or entity anywhere in the world; (iii) that I have not and will not disclose or use during my employment by the Company any confidential information that I acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that I have disclosed to the Company in writing any and all continuing obligations to previous employers or others that require me not to disclose any information to the Company.

     2. Compensation and Severance Pay.
          (a) During the period of my employment by the Company, the Company shall pay me a gross annual salary of $240,000, payable in equal, bimonthly installments. I shall be eligible to participate in all of the Company’s current employee benefits plans. I shall accrue vacation days at the rate of 13.34 days per full month of employment.
          (b) In the event that my employment by the Company is terminated by the Company without cause after one year of service, then I shall receive severance pay of six (6) months, calculated on the basis of my then gross annual salary, which shall be payable within forty-five (45) days after the effective date of my termination; provided, however, that payment of the aforementioned severance pay is contingent upon my execution of a general release in favor of the Company and its officers, directors, shareholders and other authorized agents and representatives, as well as its subsidiaries, affiliated entities, successors and assigns. If employment is terminated by the Company after six months of service, but before one year, then I shall receive three (3) months of severance.
          (c) I will be eligible to receive 100,000 common stock options, at an exercise price equal to the closing market price on July 17, 2006. Such options will vest monthly over 4 years and subject to the terms and conditions of the EpiCept Corporation Stock Option Plan.
          (d) I will be eligible for a target bonus of up to 25% of base salary, based upon achievement of defined milestones.
     3. Confidential Information. While employed by the Company and thereafter, I shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of the Company, or disclose any Confidential Information to anyone outside of the Company, whether by private communication, public address, publication or otherwise, or disclose any Confidential Information to anyone within the Company who has not been authorized to receive such information, except as directed in writing by an authorized representative of the Company. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information, know-how, data, designs, specifications, processes, customer lists and other technical or business information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including myself) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information shall include:
          (a) any idea, improvement, invention, innovation, development, technical data, design, formula, device, pattern, concept, art, method, process, machine, manufacturing method, composition of matter, computer program, software, firmware, source code, object code, algorithm, subroutine, object module, schematic, model, diagram, flow chart, chip masking specification, user manual, training or service manual, product specification, plan for a new or revised product, compilation of information, or work in process, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and
          (b) the name of any employee, consultant, customer or prospective customer, or any other customer or prospective customer information, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company or any customer.
     Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain.
     I understand that the Company from time to time has in its possession information which is claimed by customers and others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Confidential Information for purposes of this Agreement.
     4. Ownership and Assignment of Intellectual Property. I agree that all originals and all copies of all manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, reports, models, records, files, memoranda, plans, sketches and all other documents and materials containing, representing, evidencing, recording, or constituting any Confidential Information (as defined in Section 3 above), however and whenever produced (whether by myself or others) during the course of my employment, shall be the sole property of the Company.
     I agree that all Confidential Information and all other discoveries, inventions, ideas, specifications, designs, concepts, research and other information, processes, products, methods and improvements, or parts thereof conceived, developed, or otherwise made by me, alone or jointly with others and in any way relating to the Company’s present or proposed products, programs or services or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice, during the period of my employment with the Company, whether or not made during my regular working hours, and whether or not made on the Company’s premises, and whether or not disclosed by me to the Company (hereinafter referred to as “Intellectual Property”) together with all products or services which embody or emulate any Intellectual Property shall be the sole property of the Company.
     I agree to, and hereby do, assign to the Company all my right, title and interest throughout the world in and to all Intellectual Property and to anything tangible which evidences, incorporates, constitutes, represents or records any Intellectual Property. I agree that all Intellectual Property shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, I hereby agree to assign to the Company all copyrights, patents and other proprietary rights I may have in any Intellectual Property, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights. I agree to waive, and hereby waive, all moral rights or proprietary rights in or to any Intellectual Property and, to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns.
     I hereby certify Exhibit A sets forth any and all confidential information and intellectual property that I claim as my own or otherwise intend to exclude from this Agreement because it was developed by me prior to the date of this Agreement. I understand that after execution of this Agreement I shall have no right to exclude Confidential Information or Intellectual Property from this Agreement.
     5. Employee’s Obligation to Keep Records. I shall make and maintain adequate and current written records of all Intellectual Property, including notebooks and invention disclosures, which records shall be available to and remain the property of the Company at all times. I shall disclose all Intellectual Property promptly, fully and in writing to the Company immediately upon production or development of the same and at any time upon request.
     6. Employee’s Obligation to Cooperate. I will, at any time during my employment, or after it terminates, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, I will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Intellectual Property assigned pursuant to Section 4, and I will execute, when requested, patent and other applications and assignments thereof to the Company, or persons designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and I will further assist the Company in every way to enforce any patents and copyrights obtained, including, without limitation, testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of my assistance incurred at the request of the Company under this Section will be reimbursed by the Company.
     7. Non-Competition. During my employment with the Company I shall devote my full working time, skill, energy and efforts to the Company. During my employment with the Company I shall not, on my own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any business entity (except as a holder of not more than one (1%) percent of the stock of a publicly held company) participate, directly or indirectly, in any capacity, in any business activity that is in competition with the Company.
     During my employment with the Company and for a period of one year after the termination of my employment with the Company for any reason, I shall not (i) solicit, induce, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the term of my employment with the Company), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company or (ii) solicit any customer of the Company in connection with any service or business that is competitive with any service or business in which the Company is at that time engaged.

     8. Return of Property. Upon termination of my employment with the Company, or at any other time upon request of the Company, I shall return promptly any and all customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which I may then possess or have under my control. I further agree that upon termination of my employment I shall not take with me any documents or data in any form or of any description containing or pertaining to Confidential Information or Intellectual Property.
     9. Other Obligations. I acknowledge that the Company from time to time may have agreements with other persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.
     10. Miscellaneous
          (a) This Agreement contains the entire and only agreement between me and the Company with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative hereof. In the event of any inconsistency between this Agreement and any other contract between me and the Company, the provisions of this Agreement shall prevail.
          (b) My obligations under this Agreement shall survive the termination of my employment with the Company regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with the Company. My obligations under this Agreement shall be binding upon my heirs, assigns, executors, administrators and representatives, and the provisions of this Agreement shall inure to the benefit of and be binding on the successors and assigns of the Company.
          (c) If any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.
          (d) I acknowledge and agree that violation of this Agreement by me would cause irreparable harm to the Company not adequately compensable by money damages alone, and I therefore agree that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief to prevent an actual or threatened violation of this Agreement and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond in connection therewith.
          (e) No failure by the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by the Company in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
          (f) This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by me and the Company.
          (g) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws. This Agreement is executed under seal.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS EMPLOYEE NON-DISCLOSURE, NON-COMPETITION AND ASSIGNMENT OF INTELLECTUAL PROPERTY AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

EMPLOYEE:

Date: July 12, 2006
/s/ Dr. Michael Damask

Employee’s Signature Dr. Michael Damask EpiCept Corporation 270 Sylvan Avenue Englewood Cliffs, NJ 07632

Accepted and Agreed:

EPICEPT CORPORATION

Date: July 12, 2006	By:	/s/ John V. Talley

Name: John V. Talley Title: CEO

EXHIBIT A
Excluded Confidential Information and Intellectual Property
[TO BE PROVIDED BY DR. MICHAEL DAMASK]